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                                CERTIFICATE OF
                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                              PHOTOMATRIX, INC.,
                           a California corporation


Patrick W. Moore and Jennifer D. Brown certify that:

1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of the corporation named above.

2. The Articles of Incorporation of the corporation shall be amended and restated in full to read as follows:

                                   ARTICLE I

   The name of the corporation is National Manufacturing Technologies, Inc.

                                  ARTICLE II

         The purpose of the corporation is to engage in any lawful activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                  ARTICLE III

         The Corporation is authorized to issue two classes of shares of capital stock to be designated respectively Common Stock and Preferred Stock. The number of shares of Common Stock authorized is 30,000,000. The number of shares of Preferred Stock authorized is 3,173,275. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                   ARTICLE IV

         The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE V

The Corporation is authorized to provide, whether by bylaw, agreement or otherwise, indemnification of agents (as defined in Section 317 of the General Corporation Law of California) in excess of that expressly permitted by said Section 317 for those agents of the Corporation for breach of duty to the Corporation and its stockholders; provided, however, that such provision may not provide for indemnification of any agent for any acts or omissions or

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transactions from which a director may not be relieved of liability as set forth in the exception to paragraph (10) of subdivision (a) of Section 204 of the General Corporation Law of California or as to circumstances in which indemnity is expressly prohibited by said Section 317.

                                  ARTICLE VI

         Any repeal or modification of Article V or Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

         1. The foregoing Amended and Restated Articles and this Certificate have been approved by the Board of Directors of the Corporation.

         2. The foregoing Amended and Restated Articles was approved by the required vote of the shareholders of the corporation entitled to vote in accordance with Sections 902 and 903 of the California Corporation Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing Amended and Restated Articles was 9,914,017 shares of Common Stock; and the number of shares of Common Stock voting in favor of the foregoing Amended and Restated Articles equaled or exceeded the required majority vote of outstanding shares of Common Stock voting as a class. No shares of Preferred Stock were outstanding.

         WE FURTHER DECLARE under penalty of perjury and the laws of this State of California that the matter set forth in this Certificate are true and correct of our own knowledge.


Dated: September 23, 1999                   Dated: September 23, 1999


By /s/ PATRICK W. MOORE                     By /s/ JENNIFER D. BROWN
   ---------------------------                 ---------------------
       Patrick W. Moore                            Jennifer D. Brown
       Chief Executive Officer                     Secretary